EMPLOYMENT AGREEMENT

This Agreement made effective the 1st day of November, 2007.

BETWEEN:

ViRexx Medical Corp.

a body corporate duly arranged pursuant
to the laws of the Province of Alberta
(hereinafter referred to as “ViRexx”),

- and -

Brent Johnston

of the City of Edmonton, in the Province of Alberta
(hereinafter referred to as “Johnston”)

WHEREAS ViRexx carries on the business of a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of chronic hepatitis B, hepatitis C and selected solid tumors (hereinafter called the “Business”);

AND WHEREAS ViRexx and Johnston (hereinafter sometimes referred to as the “Parties” or singularly as a “Party”) acknowledge mutual benefit in entering into this employment agreement (hereinafter called the “Agreement”).

NOW THEREFORE in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

ARTICLE 1       – SCOPE OF EMPLOYMENT

• ViRexx hereby employs and appoints Johnston to the position of Acting Chief Financial Officer which employment and position is based in ViRexx’s Edmonton, Alberta office.  Johnston hereby accepts such employment.

• Johnston shall serve ViRexx and shall perform on behalf of ViRexx such reasonable duties consistent with the position of Acting Chief Financial Officer as may from time to time be required or authorized by ViRexx, without restricting the generality of the foregoing, shall include:

•
discharging those duties and responsibilities set out in the Employee Services & Obligations attached as Schedule “A”, which may be amended from time to time by ViRexx, so long as those amended duties and responsibilities are consistent with the duties of an Acting Chief Financial Officer; and

•	using his best efforts to promote the interests and goodwill of ViRexx.

• Johnston shall report to the Chief Executive Officer and Chief Operating Officer of ViRexx. Johnston shall report fully on all matters arising from his duties and responsibilities as Acting Chief Financial Officer and advise, to the best of his ability, and in accordance with reasonable business standards, on business matters that may arise from time to time during the term of this Agreement.

• During the term of this Agreement, Johnston shall not provide any services to any other biopharmaceutical business, industry or other enterprise that is directly engaged in an activity that is similar to the Business, or enter into any contracts requiring the use of his associations with persons relating to the Business, his abilities or any other matter whatsoever relating to his knowledge and reputation, insofar as it relates to any activity or undertaking of whatsoever nature or kind similar to the Business, without the express written consent of ViRexx first had and obtained.

ARTICLE 2       – EFFECTIVE DATE AND TERM OF EMPLOYMENT

• This Agreement shall be effective on the date both parties sign the Agreement and duties of employment shall commence on or about November 1, 2007 [?] (the “Effective Date”), and the employment of Johnston shall continue unless terminated in accordance with the provisions of Article 10 hereof.

ARTICLE 3       – EXCLUSIVE SERVICE

• During the term of his employment with ViRexx, Johnston shall well and faithfully serve ViRexx and devote the whole of his time and attention during business hours to the Business of ViRexx, and shall not, without the consent in writing of ViRexx:

•
directly or indirectly engage in any other business or occupation, or become a director, owner, employee or agent of any other company, firm, joint venture, individual or other entity whatsoever, which is involved, related to or interested in any business similar to or in competition, directly or indirectly, with the Business in the Territory (as defined in Section 11.1 herein); or

•	directly or indirectly engage in or become concerned in or interested in any other business of any kind which may interfere with, restrict or conflict with his duties hereunder.

ARTICLE 4       – POLICY, PRACTICE AND PROCEDURE

• Johnston shall comply with and carry out all reasonable directions given to him, as Acting Chief Financial Officer, by the Chief Executive Officer and Chief Operating Officer and work closely and co-ordinate the performance of his duties and responsibilities with the Chief Executive Officer and Chief Operating Officer.  Johnston will carry out his duties and responsibilities to ViRexx faithfully and diligently, and will cause the business activities of ViRexx that are committed to his direction or control to be conducted reasonably, and in accordance with the policies and procedures of ViRexx applicable from time to time, including those policies and procedures set out by ViRexx’s Board of Directors.

ARTICLE 5       – COMPENSATION

• The base salary payable to Johnston for his service hereunder shall be one hundred and ten thousand ($110,000.00) dollars per annum, exclusive of benefits and other compensation (the "Base Compensation"), and shall be paid in semi-monthly payments of 1/24 of the per annum amount throughout the term hereof, or in such other manner as may be mutually agreed upon by Johnston and ViRexx, less any deductions or withholdings as required by law.

• Johnston’s Base Compensation may be adjusted annually as part of the annual compensation review processes undertaken by ViRexx for all employees.  ViRexx may or may not increase Johnston’s Base Compensation after this review process and any increase in his Base Compensation shall be at the sole and arbitrary discretion of ViRexx.  Any increase in Johnston’s Base Compensation shall reflect the same financial influences considered by ViRexx for all of its employees.

ARTICLE 6       – STOCK OPTION

• Subject to approval of the Board of Directors, ViRexx will grant to Johnston an option to purchase one hundred thousand (100,000) common shares of ViRexx at an option exercise price per share equal to the closing price of ViRexx’s common shares on the Toronto Stock Exchange on the day immediately preceding the date that this Agreement becomes effective (the “Stock Option”), subject to the provisions of ViRexx’s stock option agreement and all applicable regulations and laws.  The one hundred thousand (100,000) Options shall vest as follows:

November 1, 2007                                40,000
May 14, 2008                                           30,000
November 14, 2008                                           30,000

The Options shall be governed in accordance with ViRexx’s Stock Option Plan and the exercise price shall be set in accordance with that Plan.

ARTICLE 7      – ADDITIONAL BENEFITS

After three (3) month’s employment with ViRexx, Johnston shall be entitled to participate fully in any benefit plans provided by ViRexx for its employees, including ViRexx’s Registered Retirement Savings Plan whereby ViRexx’s contribution will match Johnston’s contribution up to a maximum of three percent (3%) of Johnston’s salary, together with any medical benefit plans and any other employee benefit plans ViRexx may implement (collectively referred to as the “Plans”).

• Johnston shall be entitled to four (4) weeks of paid vacation per calendar year to be taken at such times as may be agreed upon between Johnston and the Chief Executive Officer and/or Chief Operating Officer, taking into account the project activity and staffing requirements of ViRexx and the need for the timely performance of Johnston’s responsibilities.  In the event that Johnston decides not to take all the vacation to which he is entitled in any fiscal year, Johnston shall be entitled to carry forward this vacation entitlement, with prior written approval of the Chief Executive Officer and/or Chief Operating Officer, provided that the maximum accrued entitlement shall not exceed one (1) week of vacation entitlement.

ARTICLE 8       – REIMBURSEMENT OF EXPENSES

• Johnston shall be reimbursed for all reasonable expenses incurred by him in the course of carrying out his duties as Acting Chief Financial Officer.

ARTICLE 9       – CONFIDENTIALITY OBLIGATIONS

• Johnston shall not, either during the term of his employment with ViRexx or anytime thereafter, disclose or cause to be disclosed, to any person or entity whatsoever, unless required by law, any secrets or Confidential Information (as defined in the Employee Confidentiality Agreement attached as Schedule “B” hereto), concerning the business affairs or financial performance or position of ViRexx, or any entity with which ViRexx is, or may hereafter, become affiliated.  The parties herein agree that concurrent with their execution of this Agreement, they shall enter into and execute the Employee Confidentiality Agreement in the form attached as Schedule “B” hereto.

ARTICLE 10       – TERMINATION OF EMPLOYMENT

• ViRexx may, at its option, terminate Johnston’s employment pursuant to this Agreement in its sole discretion for any reason, without cause, upon providing Johnston with reasonable notice pursuant to the Employment Standards Code, Alberta.  If ViRexx terminates Johnston’s employment without just cause and provides him with the above described notice or pay in lieu of notice, Johnston agrees that he will have no further claims against ViRexx.  All benefits and allowances set out in Article 5, Article 6 and Article 7 above shall cease as of Johnston’s last day of work, subject to any conversion rights available to Johnston under ViRexx’s group benefit plan.  If notice is given to Johnston by ViRexx and such notice contemplates that Johnston will remain at ViRexx to perform his duties until the notice period ends, Johnston shall be given reasonable time to conduct a new job search and engage in interviews with prospective employers.

• In the event Johnston is unable to fulfill his regular duties and responsibilities as Acting Chief Financial Officer for an aggregate of one hundred and eighty (180) days during any twelve (12) month period (“Permanent Disability”), ViRexx shall have the right to terminate this Agreement upon providing Johnston with sixty (60) days notice in writing and the payment of six (6) months salary, the value of benefits that would otherwise be received during the same period and any accrued vacation pay as full and final settlement of ViRexx’s obligations to Johnston pursuant to this Agreement.

• ViRexx shall have the right in its absolute discretion to terminate Johnston’s employment for cause forthwith, without notice or payment in lieu of notice.  For the purpose of this Agreement, “cause” shall include, in ViRexx’s sole discretion acting reasonably, but not limited to:

(a)	any material breach of the provisions of this Agreement or the Employment Agreement by Johnston;

(b)	any intentional negligent disclosure of any Information by Johnston;

(c)	conduct on Johnston’s part that is materially detrimental to the business or the financial position of ViRexx;

(d)	personal conduct on Johnston’s part which is of such a serious and substantial nature that it would injure the reputation of ViRexx if Johnston is retained as an employee or;

(e)	any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the specified causes.

• The parties herein agree that Johnston may resign from his employment with ViRexx at any time following the Effective Date of this Agreement on the following terms:

•
Johnston shall provide to ViRexx thirty (30) days prior written notice of his resignation, or such shorter period as the parties may mutually agree (the “Working Notice Resignation Period”), or such notice as ViRexx in its sole and absolute discretion may waive in full or in part, and should ViRexx terminate this Agreement prior to the expiration of the Working Notice Resignation Period, ViRexx shall be under no further obligation to Johnston for any reason;

•
during the Working Notice Resignation Period, Johnston shall continue to use his best efforts to discharge his duties and responsibilities as Acting Chief Financial Officer in compliance with this Agreement;

•	Johnston’s employment shall terminate on the last day of the Working Notice Resignation Period unless terminated early by ViRexx in accordance with paragraph 10.4(a); and

•
all benefits and allowances set out in Article 5, Article 6 and Article 7 above shall cease as of the last day of the Working Notice Resignation Period, subject to any conversion rights available to Johnston under the Plans.

ARTICLE 11      – NON-COMPETITION AND NON-SOLICITATION

• Johnston understands that he occupies a position of high fiduciary trust and confidence within ViRexx and has acquired skills, experience and knowledge relating to ViRexx, the Business and the customers, clients, suppliers, sub-contractors, competitors and services of ViRexx.  It is the express intent and agreement of Johnston that such knowledge and experience shall be used solely and exclusively in the furtherance, or for the benefit, of the operations of ViRexx.  Johnston agrees that in the event of his retirement or other termination of his employment pursuant to the terms of this Agreement, Johnston shall not, directly or indirectly, for a period of twelve (12) months following his retirement or other termination of his employment with ViRexx, solicit, provide service or be employed by any direct competitor of ViRexx or act in any capacity to produce products that involve antigen complexation, cryptic antigen presentation and/or anti-idiotype antibody induction or embolization therapy, except with the written consent of ViRexx.

• Johnston further agrees and acknowledges that he shall not, for a period of twelve (12) months following his retirement or other termination of his employment with ViRexx, directly or indirectly, either as employer, consultant, agent, principal, partner, co-venturer, shareholder, proprietor, investor, financier, employee, director or in any other individual or representative capacity whatsoever:

•	solicit, provide service for or be employed by any customer or joint venture partner of ViRexx except with the written consent of ViRexx; or

•
solicit, induce, encourage or facilitate any employees, consultants, suppliers or sub-contractors of ViRexx or any of their respective affiliates to leave the employment of, or the consulting, supply or sub-contractor relationship with, ViRexx or any of their respective affiliates.

• Johnston acknowledges and agrees that the covenants contained in this Agreement are reasonably required to protect the interests of ViRexx and their affiliates, and do not materially impact, or affect, Johnston’s ability to obtain other employment. Johnston hereby irrevocably waives (and irrevocably agrees not to raise) as a defence any issue of reasonableness in any proceeding to enforce Article 11 of this Agreement, the intent of the parties hereto to provide for the legitimate and reasonable protection of ViRexx by providing, without limitation, for the broadest scope, the longest duration and the broadest territory allowable by law.

• The parties further agree that in the event that any portion of the covenant contained in this Article, or its application to any circumstance, shall be held to be invalid or unenforceable to any extent, the remainder of the covenant or its application to any circumstances, other than that to which it has been held to be invalid or unenforceable, shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law, it being the intent of this provision that if any of the foregoing covenant is found to be unreasonable to any extent by a Court of competent jurisdiction adjudicating upon the validity of this covenant, whether as to the scope of the restriction, the area of restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such Court, or a subsequent Court of competent jurisdiction requested to make such a declaration.

• Notwithstanding the above Sections of Article 11, Johnston shall be able to own up to five (5%) percent of the issued and outstanding shares of any public corporation that is in a business that is similar to the Business or is in competition, directly or indirectly, with the Business.  Johnston, as of the Effective Date, shall advise ViRexx as to which of these public corporation he owns greater than five (5%) per cent of the issued and outstanding shares and shall within a reasonable period of time hereafter sell down such holdings to five (5%) per cent or less.

ARTICLE 12       – RETURN OF MATERIALS

• Johnston acknowledges that all items of any and every nature or kind created or used by him pursuant to the employment under this Agreement, or furnished by ViRexx to Johnston, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of ViRexx at all times and shall be surrendered to ViRexx, in good condition, promptly on the cessation or termination of the Employee's employment irrespective of the time, manner or cause of the termination

ARTICLE 13      – LEGAL ADVICE

• Johnston hereby acknowledges, represents and warrants to ViRexx that he has had the time to review, and has reviewed, this Agreement and that he has been encouraged by ViRexx to seek independent legal advice prior to the execution and delivery of this Agreement, and in the event that he did not avail himself of that opportunity, he did so voluntarily, without any undue pressure, and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

ARTICLE 14       – NOTICES

• Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if:

•	personally delivered to the party to whom it is intended, or if such party is a corporation, to an officer of that corporation; or

•	mailed by pre-paid registered mail, transmitted by facsimile, or delivered, to the address or facsimile number of the party to whom it is intended as follows:

•	if to ViRexx, then:

ViRexx Medical Corp.
8223 Roper Road
Edmonton, Alberta  T6E 6S4
Attention:  Chief Executive Officer

•	If to Johnston, then:

3150 Trelle Loop
Edmonton, AB  T6R 0A2

ARTICLE 15      – ASSIGNMENT

• This Agreement and the rights and obligations of Johnston hereunder shall not be assignable by Johnston to any other person, firm, or corporation without the express written consent of ViRexx first had and obtained, which consent may be unreasonably and arbitrarily withheld.  This Agreement may, at the discretion of ViRexx be fully assigned to any purchaser of the Business, and Johnston acknowledges and agrees that any such assignment does not operate as a fundamental amendment to this Agreement.

ARTICLE 16       – GOVERNING LAW AND SUBMISSION TO JURISDICTION

• This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, and the parties hereby submit to the jurisdiction of the Courts in the Province of Alberta.

ARTICLE 17       - UNENFORCEABLE TERMS

• If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term, covenant or condition, to a Party or circumstance, other than those to which it is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant or condition of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

ARTICLE 18       –  ENTIRE AGREEMENT

• This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supercedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether verbal or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein.

ARTICLE 19       – NO WAIVER

• No consent or waiver, express or implied, by either Party to or of any breach of default by the other Party in the performance by the other Party of his or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the obligations hereunder by such Party hereunder.  Failure on the part of either Party to complain of any act or failure to act of the other Party, or to declare the other Party in default, regardless of how long such failure continues, shall not constitute a waiver by such Party of his or its rights hereunder.

ARTICLE 20       – HEADINGS

• The headings in this Agreement have been inserted for reference and as a matter of convenience only, and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision herein.

ARTICLE 21       – SINGULAR, PLURAL AND GENDER

• Whenever the singular, plural, masculine or feminine is used throughout this Agreement, the same shall be construed as meaning the plural, singular, masculine, feminine, neuter, body politic or body corporate, where the fact or context so requires.

ARTICLE 22       – ENUREMENT

• This Agreement shall enure to the benefit of and be binding on the Parties hereto and their respective heirs, executors, administrators and other legal representatives, successors and permitted assigns.

ARTICLE 23       – MODIFICATION OF AGREEMENT

22.1 Any modification to this Agreement must be in writing and signed by the Parties herein or it shall have no effect and shall be void.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the day and year first above written.

VIREXX MEDICAL CORP.
Per:	/s/ Darrell Elliott

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
)
/s/Shirley Cabrito	)	/s/Brent Johnston
WITNESS	)	BRENT JOHNSTON

SCHEDULE “A”

EMPLOYEE SERVICES & OBLIGATIONS

DRAFT JOB SPECIFICATIONS FOR VIREXX MEDICAL CORP. (“ViRexx’)

Position:                                Acting Chief Financial Officer

Reports to:                                Chief Executive Officer and Chief Operating Officer

Responsibilities:

As a member of the Executive team of ViRexx, the Acting Chief Financial Officer will:

(a)	carry out all financial planning and budgeting processes;

(b)
carry out and be responsible for all financial matters of ViRexx including financial reporting to the Board of Directors, implementing proper audit and financial governance procedures and working with outside auditors;

(c)	assist in development and implementation of communication and public relations strategies;

(d)	provide advice on identification, development and implementation of new products, new business development strategies and opportunities;

(e)
supervision and direction of designated employees as directed by the Chief Executive Officer and/or Chief Operating Officer in hiring, supervising, and training of such staff and administration of such personnel, including the development of personnel policies and procedures and salary administration as directed by the Chief Executive Officer;

(f)	dismiss personnel under the direction of the Chief Executive Officer;

(g)
provide advice and input to the Chief Executive Officer, Chief Operating Officer and the Board of Directors as required and help to ensure that ViRexx's policies, procedures and programs related to its business are compatible with all aspects of effective operations;

(h)
such other functions as may be necessarily related to the foregoing and such additional duties and functions as ViRexx and the Chief Executive Officer and/or Chief Operating Officer shall, from time to time, agree upon; and

(i)
under direction of the Chief Executive Officer and/or Chief Financial Officer delegate or assign duties as appropriate to staff and external experts/consultants as required provided that ViRexx shall maintain management responsibility over those to whom duties have been delegated and/or assigned.

SCHEDULE “B”

THIS AGREEMENT made effective as of the 1st day of November, 2007.

BETWEEN:

VIREXX MEDICAL CORP.
a corporation arranged pursuant to the
laws of Alberta,
(hereinafter referred to as "ViRexx"),
OF THE FIRST PART

- and -

BRENT JOHNSTON
of the City of Edmonton
in the Province of Alberta
(hereinafter referred to as the "Employee"),
OF THE SECOND PART

EMPLOYEE CONFIDENTIALITY AGREEMENT
(hereinafter referred to as the "Agreement")

WHEREAS the Employee is presently employed, or is about to be employed pursuant to an Employment Agreement (“Employment Agreement”) dated concurrently herewith, by ViRexx in a position of confidence and trust and under conditions where he has or may have access to technical, confidential and secret information regarding existing or contemplated business of ViRexx;

AND WHEREAS the Employee recognizes that as a part of the duties of his employment, certain ideas and suggestions of interest to ViRexx, conceived or made by the Employee while he is retained or employed by ViRexx shall be immediately made available to and become the property of ViRexx without any further consideration;

AND WHEREAS ViRexx desires to receive from the Employee specific covenants relating to the non-disclosure of confidential information and ownership of Intellectual Property, and the employment contract with the Employee is conditional on ViRexx receiving these covenants.

IN CONSIDERATION of the premises set forth and the remuneration paid by ViRexx to the Employee, the parties agree as follows:

1.                      Definition of Confidential Information and Intellectual Property

1.1                      For purposes of this Agreement, the term "Confidential Information", shall mean all information, whether or not reduced to writing and whether or not patentable or protected by copyright, which the Employee receives, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with the Employee's relationship with ViRexx, and includes, but is not limited to:

(i)
information concerning bioinformatics, medinformatics and cheminformatics software, databases and services, including but not limited to, source codes, object codes, flowcharts and programs and other materials whatsoever (tangible or intangible and machine readable or human readable);

(ii)	information concerning products and services provided to the global community to bridge the gap between biology in vitro (in the test tube) and biology in silico (in the computer);

(iii)           information concerning the handling and analysis of DNA and protein sequence data;

(iv)	information concerning drug development and development processes, including but not limited to, designing optimal drug molecules for treating diseases;

(v)	information concerning pre-clinical, analytical and formulation services;

(vi)	technology developed for high throughput screening of new chemical entities or drug levels;

(vii)	discoveries relating to, and developments of, patented in-house formulations;

(viii)
information concerning research, development and commercialization of vaccines and antibodies for preventative or therapeutic use including, without restriction, those based upon peptide-synthetic carrier protection vaccine formulations for infectious disease;

(ix)
formulations, including but not limited to, the development of new formulations for existing drugs, assessments of current formulations and the development of strategies for formulations of new drug chemical entities (NCE);

(x)	information, drugs, delivery systems, devices or models under a patent, or potential or pending patent, whether or not such a patent is in fact obtained or expires;

(xi)	test results, clinical studies, clinical trial results, and all research whatsoever;

(xii)
products and devices developed, patents, discoveries, concepts, compilations and ideas of any nature whatsoever including, without limitation, the nature and results of research and development activities, the software, molecular and analytical tools to facilitate research in the fields of biology, medicine and pharmaceutical science, and processes, formulas, inventions, technology, techniques, computer programs and models, designs, drawings, and specifications;

(xiii)
production processes, marketing techniques and arrangements, marketing materials, promotions, demos and publications, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, Employee, customer, supplier and distributor data and other materials or information relating to ViRexx's business and activities and the manner in which ViRexx does business, including but not limited to the names of drug firms, biotechnology firms, contact research organizations (CRO), generic drug manufacturers, pharmaceutical companies, pre-clinical clients, principal investigators and alliances with whom ViRexx has or may have a business relationship with,

(xiv)	any other materials or information related to, or that is or may be used in, the business, trade or activities of ViRexx which:

(a)	are not generally known to others engaged in similar business or activities;

(b)	has an economic value from not being generally known; and

(c)	is the subject of efforts that are reasonable in the circumstances to maintain its secrecy; and

(xiiv)	any financial information or information relating to the day to day business of ViRexx

1.2                      Failure to mark any of the Confidential Information as confidential, proprietary or protected shall not affect its status as part of the Confidential Information under the terms of this Agreement.

1.3                      For purposes of this Agreement, the term "Confidential Information" shall not include information which:

(i)
has been in the possession of the Employee prior to the date of the commencement of the Employee's employment with ViRexx including, without limitation, information pertaining to the matters set out in Section 1.1, if any;

(ii)	has been publicly available prior to coming into the possession of ViRexx; and

(iii)	becomes publicly available without a breach by the Employee of: i) this Agreement; ii) any other agreement between the Employee and ViRexx; or iii) any lawful duty owed by the Employee to ViRexx.

The information described in paragraph 1.3(i) above is hereinafter called the "Employee Information".

1.4                      For purposes of this Agreement, the term “Intellectual Property”, shall mean all copyrights, registered and unregistered trademarks, trade names, logos, licenses, patent and patent applications, trade secrets, computer software, know-how and all other intellectual property owned by, licensed to or used by ViRexx.

2.                      Treatment of Information

2.1                      The Employee acknowledges that in his position, or in any other position the Employee may hold, in and as a result of the Employee's relationship with ViRexx, the Employee shall, or may be making use of, acquiring or adding to Confidential Information about certain matters and things which are confidential to ViRexx and which information is the exclusive property of ViRexx.

2.2                      As a material inducement for ViRexx to retain the services of the Employee, the Employee agrees that during his term as an Employee with ViRexx, and for a term of five (5) years following the date of expiry or termination of the Employment Agreement or expiry or termination of any extension or renewal thereof, the Employee shall not, except with the prior written consent of ViRexx, which consent may be arbitrarily withheld, or except if the Employee is acting in the course of his duties on behalf and for the benefit of ViRexx in connection with ViRexx's business practices and policies, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose, or cause to be disclosed, divulged, revealed, reported, published, transferred or used for any purpose, the Confidential Information which has been obtained, created, learned or disclosed by, or to, the Employee.

2.3                      Disclosure of any Confidential Information of ViRexx by the Employee shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a governing court or other governmental body or agency within Canada; provided, however that:

(i)	the Employee shall first provide immediate written notice to ViRexx of any possible or prospective order, or proceeding pursuant to which any order may result; and

(ii)	ViRexx shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

3.                      Ownership of ViRexx Intellectual Property and Confidential Information

3.1                      The Employee agrees that all right, title and interest in any Confidential Information and any Intellectual Property pertaining to the business of ViRexx shall be and shall remain the exclusive property of ViRexx.

3.2                      The Employee agrees immediately to disclose in writing to ViRexx all Confidential Information and any Intellectual Property pertaining to the business of ViRexx developed in whole or in part by the Employee during the term of the Employee's relationship with ViRexx and does hereby assign to ViRexx, any right, title or interest the Employee may have in the Confidential Information or the Intellectual Property.  The Employee agrees to execute any instruments and to do all other things reasonably requested by ViRexx, in order to vest more fully in ViRexx, all ownership rights in those items transferred by the Employee to ViRexx.

3.3                      All notes, data, tapes, reference items, sketches, drawings, memoranda, computer information, memory, and all disks, records, inventions, technology and all intellectual property and other materials in any way relating to any of the Confidential Information or to the business of ViRexx shall belong exclusively to ViRexx and the Employee does hereby transfer any interest he may have in it and agrees to turn it over to ViRexx including but not limited to all originals and all copies of the materials in, or that at any time whatsoever were in, the Employee's possession, power or control, at the request of ViRexx, or in the absence of a request, on the termination of the Employee's relationship with ViRexx, howsoever the Employee's termination occurs, including but not limited to, the Employee's retirement or death.

4.                      Injunctive Relief

4.1                      The Employee understands and agrees that ViRexx shall suffer irreparable harm in the event that the Employee breaches any of the Employee's obligations under this Agreement and that monetary damages shall be inadequate to compensate ViRexx for the breach.  Accordingly the Employee agrees that, in the event of a breach or threatened or potential breach by the Employee of any of the provisions of this Agreement, ViRexx, in addition to and not in limitation of any other rights, remedies or damages available to ViRexx at law or in equity, shall be entitled to an interim injunction, interlocutory injunction, and permanent injunction, in order to prevent or to restrain any such breach by the Employee, or by any or all of the Employee's partners, co-venturers, ViRexx's servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with the Employee.

5.                      Accounting for Profits and Indemnification

5.1                      The Employee agrees that if the Employee shall violate any of the Employee's covenants under this Agreement, ViRexx shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Employee directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any violations of this Agreement.  This remedy shall be in addition to and not in limitation of any injunctive relief at law or in equity or otherwise under this Agreement.

5.2                      The Employee agrees to defend, hold harmless and indemnify ViRexx against and in respect of:

(i)
any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by the Employee of any warranty or covenant made or contained in this Agreement;

(ii)	any and all actions, suits, proceedings, claims demands, judgments, costs, and expenses (including all legal fees, on a solicitor and his own client basis), incident to the foregoing.

6.                      Severability

6.1                      In the event that any provision or part of any provision of this Agreement shall be deemed to be void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.  The Employee agrees that the breach or alleged breach by ViRexx of:

(i)	any covenant contained in another agreement (if any) between ViRexx and the Employee or;

(ii)	any obligation owed to the Employee by ViRexx;

shall not affect the validity or enforceability of the covenants and agreements of the Employee set forth in this Agreement.

7.                      No Prior Agreements

7.1                      The Employee represents to the best of the Employee's knowledge that the Employee's performance of all the terms of this Agreement do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including any agreement relating to any proprietary information, knowledge or data acquired by the Employee in confidence, trust or otherwise prior to the Employee's employment by ViRexx) to which the Employee is a party or by the terms of which the Employee may be bound. The Employee covenants and agrees that the Employee shall not disclose to ViRexx, or induce ViRexx to use any proprietary information, knowledge or data belonging to any previous employer or others.  The Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

8.                      Employee's Status

8.1                      Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that ViRexx shall continue to employ the Employee.  No change of the Employee's duties as an Employee of ViRexx shall result in, or be deemed to be, a modification of the terms of this Agreement.

9.                      Successors

9.1                      This Agreement shall be binding on and shall enure to the benefit of ViRexx and the Employee, and their respective heirs, personal and legal representatives, successors and assigns.  As used in this Agreement, the term "ViRexx" shall also include any corporation or entity which is a parent, subsidiary, or affiliate of ViRexx.  The Employee consents to the enforcement of any and all provisions of this Agreement by or for the benefit of ViRexx as to any other corporation or entity regarding any of the Confidential Information.

10.                      Governing Law

10.1                      This Agreement shall at all times and in all respects be governed by the laws of the Province of Alberta and all parties hereto shall irrevocably attorn to the courts of competent jurisdiction of the Province of Alberta.

11.                      Notices

11.1                      Any notice required or permitted to be given to the Employee shall be sufficiently given if delivered to the Employee personally or if mailed by registered mail to the Employee's address last known to ViRexx.

11.2                      Any notice required or permitted to be given to ViRexx shall be sufficiently given if delivered personally or faxed or if mailed by registered mail to:

8223 Roper Road
Edmonton, Alberta
T6E 6S4                                           Fax: (780) 436-0038

or at such other address as the Employer may advise the Employee in writing.

11.3                      Any notice given by mail shall be deemed to have been given forty eight (48) hours after the time it is posted.  Any notice given by personal delivery or fax shall be deemed to have been given on the day of personal delivery or faxing.

11.4                      Either one of the parties may advise the other, in the manner aforesaid, of any change of address for the giving of notices.

12.                      Entire Agreement

12.1                       It is acknowledged that the parties are parties to an employment agreement and that this Agreement and the employment agreement along with any future agreement respecting options or warrants contain the entire agreements and understandings by and between ViRexx and the Employee with respect to the subject matter, and no representations, promises, agreements or understandings, written or oral, express or implied shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement at the time or shall be deemed a valid waiver of the provision at any other time.

13.                      Assignment

13.1                      This Agreement is assignable by ViRexx without the prior consent of the Employee.

13.2                      As this Agreement is personal in nature with respect to the Employee, it is not assignable by the Employee under any circumstance.

14.                      Gender

14.1                      Whenever the singular is used, it shall be deemed to extend to and include the plural.  Where one gender is used, it shall include all genders.

15.                      Headings

15.1                      The headings and other captions in this Agreement are for convenience and reference only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

.

16.                      Effective Date

16.1                      This Agreement is effective as of the date and year first above mentioned and indicated herein.

IN WITNESS WHEREOF, ViRexx and the Employee have duly executed this Agreement, where applicable by their respective corporate officers hereunto duly authorized.

VIREXX MEDICAL CORP.
Per:

Per:

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
) BRENT JOHNSTON
) )
WITNESS	)